Press Release	Exhibit 99.1
Thursday, February 18, 2010 For further information, contact Judy Naus at 651-286-8623 or info@biotelinc.com

Biotel Announces Results for Second Quarter ended December 31, 2009

Minneapolis, February 18, 2010 – Biotel Inc. (Bulletin Board:  BTEL.OB) announced results for its second quarter ended December 31, 2009, with a net loss of <$47,000>, or <0.02> per diluted share, on revenues of $2,452,000.  This compares to net earnings of $289,000, or $0.10 per diluted share, on revenues of $3,186,000 for the second quarter of last year.  For the six months ended December 31, 2009, Biotel had net earnings of $81,000, or $0.03 per diluted share, on revenues of $5,175,000.  This compares to net earnings of $617,000, or $0.22 per diluted share, on revenues of $6,354,000 for the first six months of last year.

Highlights for the second quarter are as follows:

  Reduced revenues arising from reduced wireless product sales activity
  First quarterly loss after twelve successive profitable quarters
  Quarterly legal expenses related to:
    a complaint filed by Biotel versus CardioNet related to merger consummation, and a patent complaint filed by LifeWatch versus Braemar
  Cash position remains strong, at $1.7 million, with no bank debt

“A 23% decrease in second quarter revenues was primarily the result of significantly diminished sales of Braemar’s ER920W wireless event recorder following announcement of Biotel’s planned merger with CardioNet, Inc. and the subsequent termination of that agreement by CardioNet,”  Biotel President and CEO Steve Springrose said. “Biotel incurred additional legal expenses in the second quarter of fiscal 2010 related to the two matters as identified above.  We expect to continue to incur a significant level of legal expenses during the next twelve months and have elected to expense those fees as incurred.  Looking ahead, Braemar expects that wireless product revenues will remain diminished in the second half of the fiscal year.”

Biotel serves as a development partner to medical corporations seeking new devices and clinical research services.

	3 months ended December 31, 2009			3 months ended December 31, 2008	% Change

Revenue		$2,452,000		$3,186,000	<23.0%	>
Net Income <Loss>		<47,000	>	$289,000	<116.3%	>
Earnings Per Share, Basic	$	<0.02	>	$0.10
Earnings Per Share, Diluted	$	<0.02	>	$0.10

	6 months ended December 31, 2009			6 months ended December 31, 2008	% Change

Revenue		$5,715,000		$6,354,000	<10.1%	>
Net Income		$81,000		$617,000	<86.9%	>
Earnings Per Share, Basic		$0.03		$0.22
Earnings Per Share, Diluted		$0.03		$0.22

-End-